                                                                   EXHIBIT 10.40

                            [PYRAMID BREWERIES LOGO]

April 26, 2006

TO:         JASON REES

FROM:       JOHN LENNON, CHIEF EXECUTIVE OFFICER

RE:         REVISION IN OFFICER COMPENSATION AND TERMINATION PROVISIONS

Dear Jason:

This letter is to document changes to your compensation package and termination provisions for your position as Vice President of Finance for Pyramid Breweries.

Effective March 25, 2006;

      1. Your base salary will be $5,030.77 ($130,800 per annum), payable bi-weekly in arrears, by direct bank transfer.

      2.    Your car allowance will be $575.00 per month.

STOCK AWARDS:

As approved by the Compensation Committee, you will be granted restricted stock awards under the Company's 2004 Equity Incentive Plan (the "Plan") on the following terms (subject to the terms and conditions of the Plan and your Restricted Stock Award Notice and Restricted Stock Agreement):

                  I. Annual Awards. You will be granted stock awards or stock units for 4,000 shares on each of January 1, 2007 and the next four anniversaries of that date; provided, however, that if your employment is terminated by the Company without Cause or by you for Good Reason, or as a result of your death or Disability (all as defined below), during 2006, you will receive the stock award that you would have been entitled to receive on January 1, 2007, and during any other year, you will receive a prorated portion of the relevant annual award as of the date your employment is terminated;

                  II. Annual Performance Awards. You will be granted stock awards or stock units for an additional 4,000 shares based on the Company's achievement of certain performance goals as follows; provided that if your employment is terminated by the Company without Cause or by you for Good Reason, or as a result of your death or Disability (all as defined below), during 2006, you will receive the stock award that you would have been entitled to receive on January 1, 2007 as if the applicable performance goal had been met, and during any other year, you will receive a prorated portion of the relevant annual performance award as set forth below as if the relevant annual performance goal had been reached, prorated to the date your employment is terminated and granted as of the date your employment is terminated:

                            [PYRAMID BREWERIES LOGO]

                           (A) On January 1, 2007, if the Company achieves an increase in return on average net equity for the year ending December 31, 2006, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2004;

                           (B) On January 1, 2008, if the Company achieves an increase in return on average net equity for the year ending December 31, 2007, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2005;

                           (C) On January 1, 2009, if the Company achieves an increase in return on average net equity for the year ending December 31, 2008, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2006

                           (D) On January 1, 2010, if the Company achieves an increase in return on average net equity for the year ending December 31, 2009, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2007; and

                           (E) On January 1, 2011, if the Company achieves an increase in return on average net equity for the year ending December 31, 2010, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2008.

            The awards granted to you pursuant to this paragraph 5(c) will be in the form of stock awards, provided that you can elect instead to receive an award in the form of stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the grant date for that award. The stock awards or stock units will be granted either under the Company's 2004 Equity Incentive Plan (the "Plan"), or outside of the Plan, but subject to the terms and conditions of the Plan. The stock awards or stock units will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective grant dates. The stock awards or stock units will be evidenced by award agreements in substantially the form attached hereto as Exhibit A (the "Stock Agreement"), and will be subject to the terms and conditions set forth in the Stock Agreement, the Plan and this agreement. Notwithstanding any contrary provisions of the Plan or any successor incentive plan, no stock award or stock units that have become vested under this agreement shall be subject to forfeiture thereafter. The forfeiture restrictions will lapse on an accelerated basis under certain circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan) or upon a termination of your employment by the Company without Cause (as defined below), by You for Good Reason (as defined below) or as a result of your death or Disability. The Company shall use its best efforts to obtain Form S-8 registration with respect to the shares of the Company's Common Stock issuable pursuant to this agreement and to maintain such registration for as long as you holds such shares.

Vesting:

Any restricted stock awards granted will vest and cease to be subject to forfeiture on January 1 of the year after the year of grant.

TERMINATION PROVISION:

In the event your employment may be terminated, your compensation and benefits shall terminate except as otherwise provided below:

Without Cause or Good Reason:

                            [PYRAMID BREWERIES LOGO]

Either you or the company may terminate your employment at any time by giving fourteen (14) calendar days' advance written notice of termination to the other without the necessity of cause or good reason.

By Company for Cause:

The Company may terminate your employment for cause, without advance written notice of termination, by giving written notice of such termination. For purposes of this agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, harassment or illegal discrimination of any nature, including sexual harassment, destruction, theft, or unauthorized use or distribution of Company property or confidential information, fighting with an employee or customer or vendor, intoxication at work, use of alcohol to an extent that it impairs your performance of your duties, use of illegal drugs at any time, malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment, your failure or refusal to perform his or her duties, your failure or refusal to follow reasonable instructions or directions, misconduct, or any material beach of your duties or obligations to Company.

Death:

Your employment shall terminate automatically upon your death.

Permanent Disability:

The Company may terminate your employment immediately if you become permanently disabled. For purposes of this agreement you will be considered "permanently disabled" if, for a continuous period of twenty-four (24) weeks or more, and you have been unable to perform the essential functions of the job because one or more mental or physical illnesses and/or disabilities, provided that Company may grant you unpaid leave if and to the extent that, in Company's judgment, doing so is required by law.

TERMINATION PAYMENTS:

Termination Without Cause:

If Company terminates your employment when neither cause nor permanent disability exists, the Company shall pay you, as liquidated damages and in lieu of all other remedies to which you might be entitled arising out of the termination, termination payments equal to six month's salary plus a pro rata share of any personal performance bonus for which you are eligible for in the year of termination. For the same six-month period, the Company shall continue to provide at the Company's cost, the Company's medical benefits to you and qualifying family members. Such liquidated damages shall be paid only if you executes a full and final general release of all claims against Company (including Company's officers, directors, agents, employees and assigns) arising out of your employment relationship with Company.

Termination payments shall be paid out at your normal payroll rate on regular payroll days subject to normal payroll deductions.

All Other Terminations:

In all cases of termination, including, but not limited to, a termination by Company for cause or resignation of employment, your compensation and benefits shall terminate on the date the employment ends and you shall not be entitled to any termination payments or damages.

                            [PYRAMID BREWERIES LOGO]

I am excited about our future together as part of the team here at Pyramid Breweries and want to extend to you my thanks and gratitude for your contribution thus far to the company.

Sincerely,

John Lennon                                    _____________________
Chief Executive Officer                        Date
Pyramid Breweries

_____________________________                  _____________________
Jason Rees                                     Date